Exhibit 99.1

Emerge Energy Services L.P. Agrees to Sell $20 Million of Convertible Preferred Units

Southlake, Texas — August 8, 2016 — Emerge Energy Services L.P. (NYSE: EMES) (the “Partnership”) today announced that it has entered into an agreement with an institutional investor to sell $20.0 million of a new class of its limited partner interests (the “Series A Preferred Units”) in a private placement. The Series A Preferred Units, which will initially be convertible into approximately 1.97 million common units representing limited partner interests of the Partnership at the option of the holder or upon certain events, will be issued together with warrants to purchase approximately 890,000 common units at an exercise price of $10.82 per common unit. The Partnership expects to use the net proceeds from the offering to repay indebtedness or for general partnership purchases. As part of the transaction, the Partnership and the purchaser will, on the closing date of the transaction, enter into a registration rights agreement, which will provide the purchasers with customary registration rights. The private placement is expected to close by August 12, 2016, and is subject to certain closing conditions.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells. Emerge Energy also processes transmix, distributes refined motor fuels, operates bulk motor fuel storage terminals, and provides complementary fuel services. Emerge Energy operates its sand segment through its subsidiary Superior Silica Sands LLC and its fuel segment through its subsidiaries Direct Fuels LLC and Allied Energy Company LLC.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy Services LP. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Partnership’s Annual Report on Form 10-K filed with the SEC. The risk factors and other factors noted in the Annual Report could cause actual results to differ materially from those contained in any forward-looking statement. Except as required by law, Emerge Energy Services LP does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Emerge Energy Services LP

Investor Relations

(817) 865-5830